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                                                                     Exhibit 5.1

                                October 26, 1998



H.T.E., Inc.
1000 Business Center Drive
Lake Mary, Florida 32746

         Re:      H.T.E., Inc.

Gentlemen:

         You have requested our opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") of H.T.E., Inc. (the "Company") relating to an aggregate of 4,058,021 issued and outstanding shares of the Company's common stock, par value $.01 per share, and 20,000 shares of common stock issuable upon exercise of an option (the "shares"), held by the selling shareholders (as defined in the Registration Statement).

         We have made such examination of the corporate records and proceedings of the Company and have taken such further action as we deemed necessary or appropriate to the rendering of our opinion herein.

         Base on the foregoing, we are of the opinion that the 4,058,021 shares have been legally issued, fully paid and non-assessable. Further, we are of the opinion that the 20,000 shares of common stock underlying an option, when paid for and issued as contemplated by the applicable option agreement, will be legally issued, fully paid and non-assessable. Therefore, the purchasers acquiring shares upon subsequent resale as contemplated in the Registration Statement will receive shares that, as applicable, have been or will be legally issued, fully paid and non-assessable by the Company.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" therein.

                                   Sincerely,




                                   /s/  GREENBERG TRAURIG, P.A.